EXHIBIT 99

NEWS:

The Sherwin-Williams Company — 101 West Prospect Avenue —

Cleveland, Ohio 44115 — (216) 566-2140

The Sherwin-Williams Company Reports 2013 First Quarter Financial Results

•	Consolidated net sales increased 1.4% to a record $2.17 billion in the quarter

•	Net sales from stores open more than twelve calendar months increased 3.2% in the quarter

•	Diluted net income per common share increased 16.8% to a record $1.11 per share in the quarter

•	Anticipates 2Q13 sales increase 5% to 9% and EPS in the range of $2.50 to $2.60 per share

•	Reaffirming FY13 EPS guidance of $7.45 to $7.55 per share

CLEVELAND, OHIO, April 18, 2013 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2013. Compared to the same period in 2012, consolidated net sales increased $30.8 million, or 1.4%, to $2.17 billion in the quarter due primarily to higher paint sales volume in our Paint Stores Group. Acquisitions increased consolidated net sales 1.0%, which offset the impact of unfavorable currency translation rate changes in the quarter.

Diluted net income per common share increased to $1.11 per share in the quarter compared to $.95 per share in 2012 due primarily to improved operating results of the Paint Stores and Global Finishes Groups. Unfavorable currency translation rate changes decreased diluted net income per common share by $.02 per share in the quarter. Acquisitions had no significant effect on diluted net income per common share in the quarter.

Net sales in the Paint Stores Group increased 4.0% to $1.17 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments. Net sales from stores open for more than twelve calendar months increased 3.2% in the quarter over last year’s comparable period. Paint Stores Group segment profit increased $17.0 million to $129.7 million in the quarter from $112.7 million last year due primarily to higher paint sales volume partially offset by increases in selling, general and administrative expenses. Segment profit as a percent to net sales increased in the quarter to 11.1% from 10.0% last year.

Net sales of the Consumer Group decreased 3.7% to $308.6 million in the quarter due primarily to the previously disclosed elimination of a portion of a paint program with a large retail customer partially offset by acquisitions. Acquisitions increased net sales 4.9% in the quarter. Segment profit decreased to $54.0 million in the quarter from $55.3 million last year due primarily to lower sales. As a percent to net external sales, segment profit increased in the quarter to 17.5% from 17.3% last year due to improved operating efficiencies. Acquisitions did not have a significant effect on segment profit in the quarter.

The Global Finishes Group’s net sales stated in U.S. dollars increased .8% to $486.8 million in the quarter due primarily to selling price increases and acquisitions partially offset by unfavorable currency translation rate changes. Acquisitions increased net sales in U.S. dollars by 1.0%, which offset the impact of unfavorable currency translation rate changes in the quarter. Stated in U.S. dollars, segment profit increased in the quarter to $33.9 million from $28.6 million last year due primarily to selling price increases and improved operating efficiencies partially offset by unfavorable foreign currency translation rate changes and acquisitions. Unfavorable currency translation rate changes and acquisitions decreased segment profit $1.8 million in the quarter. As a percent to net external sales, segment profit was 7.0% in the quarter versus 5.9% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 2.9% to $202.6 million in the quarter due primarily to unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 6.6% in the quarter. Stated in U.S. dollars, segment profit increased to $20.8 million in the quarter from $19.9 million last year due primarily to good expense control and selling price increases partially offset by unfavorable currency translation rate changes. Unfavorable foreign currency translation rate changes decreased segment profit $1.7 million in the quarter. As a percent to net external sales, segment profit improved to 10.3% in the quarter versus 9.5% last year.

The Company acquired .5 million shares of its common stock through open market purchases in the quarter. The Company had remaining authorization at March 31, 2013 to purchase 15.95 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share on the continued positive sales volume and strong operating results of our Paint Stores Group. The Paint Stores Group architectural volume growth across all end market segments was impressive considering the difficult comparisons from a year ago. Our Consumer Group improved their operating margins through improved operating efficiencies. Our Global Finishes and Latin America Coatings Groups are managing to improve their operating margins through selling price increases and good cost control despite the unfavorable effects of currency translation rate changes.

“We continued to invest in our business by opening nine net new locations in the Paint Stores Group. For the year, we expect our Paint Stores Group to open 70 to 80 new stores. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at March 31, 2013 was 11.7% compared to 12.7% last year. During the quarter, we continued to buy shares of our stock and we increased the dividend rate to $.50 from $.39 last year. Our balance sheet is positioned well for the anticipated closing of the Comex acquisition and other investments in our business.

“For the second quarter, we anticipate our consolidated net sales will increase five to nine percent compared to last year’s second quarter. At that anticipated sales level, we estimate diluted net income per common share in the second quarter to be in the range of $2.50 to $2.60 per share compared to $2.17 per share earned in the second quarter of 2012. For the full year 2013, we expect consolidated net sales to increase above 2012 levels by a mid single digit percentage. With annual sales at that level, we are reaffirming our guidance that diluted net income per common share for 2013 is expected to be in the range of $7.45 to $7.55 per share compared to $6.02 per share earned in 2012.”

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2013, at 11:00 a.m. ET on Thursday, April 18, 2013. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 18th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 9, 2013 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2013	2012

Net sales	$2,167,168	$2,136,344
Cost of goods sold	1,204,317	1,226,505
Gross profit	962,851	909,839
Percent to net sales	44.4%	42.6%
Selling, general and administrative expenses	778,679	757,679
Percent to net sales	35.9%	35.5%
Other general expense - net	3,947	5,037
Interest expense	15,311	10,337
Interest and net investment income	(749)	(542)
Other income - net	(2,721)	(4,987)

Income before income taxes	168,384	142,315
Income taxes	52,199	42,099

Net income	$116,185	$100,216

Net income per common share:
Basic	$1.13	$.97

Diluted	$1.11	$.95

Average shares outstanding - basic	101,961,059	102,070,349

Average shares and equivalents outstanding - diluted	104,256,263	104,458,088

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 18th release.

4